1 July 13, 2012

2 This presentation contains statements of a forward - looking nature which represent our management's beliefs and assumptions concerning future events . When used in this presentation, the words “believe,” “expect,” and similar expressions are intended to identify forward - looking statements, including statements regarding revenue, distribution agreements and potential partnerships . Forward - looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us . Actual results may differ materially from those expressed in the forward - looking statements due to many factors, including, without limitation, those disclosed under “Item 1 A . Risk Factors” in our Annual Report on Form 10 - K for the year ended December 31 , 2011 and our quarterly reports on Form 10 - Q . We undertake no obligation to update any forward - looking statements to reflect events or circumstances that may arise after the date of this presentation .

3 ♦ Pentax agreement discussion ♦ Q 2 results ♦ Challenges moving forward ♦ Vision for the future ♦ Q & A

4 ♦ Working on this agreement for 2 years – 1 st delay – WavSTAT performance & lack of clinical data – 2 nd delay – Pentax re - organization ♦ Exclusive Distribution Agreement – 5 Years – 23 Countries covering EMEA – Minimum purchase quantities by country – Roll - out in NL, FR, UK, DE – Agreement good for PENTAX as well

5 ♦ Now the WORK begins – Sales Training – Service Training – Market Evaluations – Sales Calls – Trade shows/congress – Physician supporters ♦ Blocking & tackling ♦ Focus on early adopters

6 ♦ Q 2 2012 – First bio - photonics company to commercialize a product – First significant revenue in SCIE history – ~ $ 310 , 000 for the quarter – Operating costs remaining constant in short term – Cash invested in inventory ♦ Remainder of 2012 – Q 3 in Europe is historically very, very slow – We are optimistic that we can achieve continued revenue growth

7 ♦ We will require working capital to fund growth – Tactical financing through year end – Strategic financing with institutional investors ♦ Increased operating costs – CTO and technical personnel – PENTAX sales support in International Markets – Production support – Other support expenses with growth

8 ♦ Adjunctive LIF Colon application is a marketable product to early adopters ; needs to be better – Single modality vs . multiple modalities – LIF , T - RLIF, Reflectance, ESS(S), ESS(MS), ESS(DR), Raman Scattering – Multiple Modalities – Best accuracy – Most applications ♦ Diagnosis vs . Detection – What is it? vs . Where is it? – Single point vs . “wider” area – Detection much more difficult than Diagnosis – Importance of disease margin determination

9 ♦ Build the premier medical device cancer detection and diagnosis company using light - based technologies ♦ Acquire what would take a long time to develop on our own - technologies/products/people ♦ SpectraScience becomes the development/financial/commercialization vehicle ♦ Create a company with technology barriers to entry and critical mass via : – Employment of multiple light - based technologies – Unique expertise related to those technologies – Multiple commercial applications and product pipelines – Multi - modal, stand - alone products that make a neophyte an equivalent expert ♦ Maximize enterprise value